Exhibit 10.19

December 1, 2017

Neil Kumar, PhD

Via Email

Dear Neil,

BridgeBio Services, Inc. (the “Company”) is pleased to offer you employment on the following terms:

1. Position. Your title will be Chief Executive Officer. Effective as of December 1, 2017 you will report to the Board of Directors, and you shall have such powers, duties, responsibilities and accountabilities as set forth in the Job Description for the Position, or as may from time to time be prescribed by the senior executives or the Board of Directors of the Company (the “Board”), provided that such duties are consistent with your Position. During your employment with the Company, you will not engage in any other outside employment, consulting or other business activity whether full-time or part-time without the Company’s written consent, which shall not be unreasonably withheld. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

2. Salary. The Company will pay you a starting salary beginning as of December 1, 2017 at the annual rate of $450,000.00, payable in accordance with the Company’s standard payroll schedule and subject to tax-related deductions and withholdings. This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time.

3. Bonus. Compensation for this position also includes participation in the Company’s bonus plan, which is discretionary and has an annual target bonus of 40% of your annual salary. For each year during the term of this letter agreement, you will be eligible to receive a bonus (pro-rated in the case of any partial year during which you were employed by the Company) based on a determination by the Company’s Board (or a committee thereof) regarding the Company’s achievement of its goals and your own successful performance of your duties through the end of the applicable year.

4. Employee Benefits. You will be eligible to participate in or receive benefits under the Company’s employee benefit plans in effect from time to time (including, without limitation, any group health care plan when established), subject to the terms of such plans.

5. Management Incentive Units. Your equity in the parent holding company, BridgeBio Pharma LLC, is specified in the LLC agreement.

6. Severance. In the event you are terminated by the Company without Cause or if you resign for Good Reason, subject to you signing a general release of claims in favor of the Company that becomes irrevocable within sixty (60) days following the termination date, the Company also agrees to pay you a lump sum equal to twelve (12) months of your then-base salary, a pro-rated bonus in accordance with Section 3 above, and twelve (12) months of COBRA reimbursement for you and your dependents if you were participating in the Company’s group health plan immediately prior to the termination date and elect COBRA health continuation (the “Severance”). If the 60-day period following the termination date begins in one calendar year and ends in a second calendar year, the Severance shall be paid in the second calendar year and no later than the last day of such 60-day period. Furthermore, to the extent you become eligible for health benefits under a subsequent employer’s health plan within three (3) months of your termination date, you agree to return a pro-rated amount of the COBRA reimbursement to the Company within sixty (60) days from when you first become eligible to participate in the subsequent employer’s health plan.

7. Employee Confidentiality and Assignment Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A.

8. Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement. Although your job duties, title, reporting relationship, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time (except as otherwise provided herein), the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

9. Interpretation, Amendment and Enforcement. This letter agreement and Exhibit A constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. In the event the terms of this letter contradict or are in any way different from the terms contained any other document(s) provided by the Company, this letter shall control. The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company will be governed by California law, excluding laws relating to conflicts or choice of law.

We hope that you will accept our offer to join the Company. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter agreement and the enclosed Confidentiality Agreement and returning them to me. As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States. Should you accept this offer, your start date of employment will be December 1, 2017 or any other date agreed upon between you and the Company.

If you have any questions, please do not hesitate to contact me.

Very truly yours,

/s/ Ali Satvat
Ali Satvat
Board member
BridgeBio Pharma LLC

I have read and accept this employment offer:

/s/ Neil Kumar
Neil Kumar, PhD

December 14, 2017
Effective as of Date

Attachment
Exhibit A: Employee Confidentiality and Assignment Agreement